SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


          Date of Report (Date of earliest event reported): May 1, 2003

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                                   KROLL INC.
             (Exact name of registrant as specified in its charter)



            Delaware                    000-21629                13-4131019
 (State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
          incorporation)                                     Identification No.)



              900 Third Avenue
                 New York, NY                                          10022
    (Address of principal executive offices)                         (Zip code)

Registrant's telephone number, including area code: (212) 593-1000

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Item 5.     Other Events and Required Regulation FD Disclosure

      On May 1, 2003, Kroll Inc. announced its financial results for the first quarter of 2003. In such quarter, net income increased to $11.3 million from $2.3 million for the first quarter of 2002. Earnings per share for the first quarter of 2003 rose to $ 0.28 per diluted share from $0.10 per diluted share in the first quarter of 2002. Net sales for the first quarter of 2003 increased to $104.8 million from net sales of $56.0 million for the first quarter of 2002.

      Operating income for the first quarter of 2003 was $19.1 million, or 18 percent of net sales, compared to operating income of $4.5 million, or 8 percent of net sales, for the first quarter of 2002.

      Kroll Inc. generated cash from operations in the first quarter of 2003 of approximately $17 million. At March 31, 2003, Kroll Inc. had $80 million in unrestricted cash and cash equivalents.

Item 7      Financial Statements, Pro Forma Financial Information and Exhibits

      (c)   Exhibits.

            99.1  Press Release dated May 1, 2003

Item 9      Regulation FD Disclosure (Information Being Provided Under Item 12)

      On May 1, 2003, Kroll Inc. announced its financial results for the first quarter of 2003. A copy of the press release is attached as an exhibit hereto, which is incorporated herein by reference.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              KROLL INC.


                              By: /s/ Sabrina H. Perel
                                 ------------------------------------
                                 Name:  Sabrina H. Perel
                                 Title: Vice President, General Counsel
                                        and Secretary


Date:  May 1, 2003



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Exhibit Index

      Exhibit Number          Description of Exhibit
      --------------          ----------------------

      99.1                    Press Release dated May 1, 2003



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